Exhibit 99.1

FOR RELEASE October 21, 2004; 6:30 a.m. EDT

StanCorp Financial Group, Inc. Reports Third Quarter 2004 Results;

Comments on Broker Compensation Issues

PORTLAND, Ore. — October 21, 2004 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today reported net income for the third quarter of 2004 of $1.82 per diluted share, compared to $1.45 per diluted share for the third quarter of 2003. Net income for the same periods was $52.0 million and $42.4 million, respectively. After-tax net capital gains were $1.2 million for the third quarter of 2004, compared to $3.4 million for the third quarter of 2003. Net income excluding after-tax net capital gains was $1.78 per diluted share for the third quarter of 2004, a 34% increase compared to $1.33 per diluted share for the third quarter of 2003. (See discussion of non-GAAP financial measures below.)

Factors contributing to the increase in net income for the third quarter of 2004 included favorable claims experience and premium growth in the Company’s Employee Benefits segment and strong growth in assets under management in its retirement plans and individual annuities businesses. Also contributing to the results was a reduction in income taxes of approximately $3 million, or $0.10 per share, primarily due to the resolution of certain state income tax matters.

“We had good performance in all of our lines of business in the third quarter,” said Eric E. Parsons, chairman, president and chief executive officer. “Sales were strong in our insurance businesses and premium growth improved. We also had strong deposit growth in our asset accumulation businesses. We continue to grow in a disciplined manner and invest in the future of our business.”

Broker Compensation Issues

There are currently two significant issues surrounding compensation of insurance brokers. The first relates to allegations of bid-rigging. The second relates to payment and disclosure of insurance broker compensation. Related to these issues:

•	The Company has not been contacted by any government agency regarding any matters related to bid-rigging or broker compensation.

•	The Company is not aware of any actions on its part that could be related to or construed as bid-rigging.

•	The Company’s arrangements with brokers include compensation earned at the time of sale, and in some situations also include compensation related to the overall performance of a block of business. In most cases the overall performance of a block of business is measured in terms of volume and persistency.

•	The Company paid performance related commissions of $6.6 million for its employee benefits business and a total of $1.7 million for all of its other businesses in 2003. Total performance related commissions represented less than 6% of total commissions and bonus expense in 2003.

•	While performance related commissions are common in employee benefits and retirement plans, the Company will not enter into new arrangements of this type and is withholding payments under existing arrangements until the full scope of the industry issues surrounding broker compensation within these product lines becomes clear.

“These are rapidly unfolding issues within our industry and we will monitor the developments closely,” said Parsons. “We look forward to the clarification that will eventually come out of these investigations and will gladly support any changes in industry practices that will better serve our customers.”

Year-to-Date Financial Results

Net income for the nine months ended September 30, 2004 was $5.11 per diluted share, compared to $3.82 per diluted share for the same period in 2003. Net income for these same periods was $148.1 million and $111.8 million, respectively. After-tax net capital gains were $5.1 million for each of the nine months ended September 30, 2004 and 2003.

Net income, excluding after-tax net capital gains, for the nine months ended September 30, 2004 was $4.93 per diluted share, a 35% increase compared to $3.64 per diluted share for the nine months ended September 30, 2003. The increase in net income per diluted share for the nine months ended September 30, 2004 was primarily due to favorable claims experience and the release of approximately $9 million of reserves as a result of continuing favorable claims recovery patterns in the Employee Benefits segment. Also contributing to year-to-date results was a reduction in income taxes of approximately $7 million, or $0.23 per share, from resolution of prior years’ tax examinations and certain state income tax matters.

Business Segments Third Quarter Results

Employee Benefits

The Employee Benefits segment reported income before income taxes of $66.2 million for the third quarter of 2004, compared to $48.1 million for the third quarter of 2003.

Premiums for the Employee Benefits segment, excluding experience rated refunds of $0.4 million and $1.8 million for the third quarters of 2004 and 2003, respectively, were $393.8 million for the third quarter of 2004, a 3.6% increase compared to $380.2 million for the third quarter of 2003. Sales, reported as annualized new premiums, for the third quarter of 2004 were $81.5 million, compared to $44.8 million for the third quarter of 2003. Two large sales contributed approximately $26 million to the sales for the third quarter of 2004. Reported new sales for the Employee Benefits segment vary by quarter, but tend to be highest in the fourth quarter when a greater number of companies purchase employee benefit plans.

Favorable claims experience in the quarter resulted in a benefit ratio in the Employee Benefits segment of 76.4% (when benefits to policyholders and interest credited are measured as a percentage of premiums) compared to 82.3% for the third quarter of 2003. The benefit ratio for the quarter also included the release of approximately $3 million of reserves as a result of continuing favorable claims recovery patterns. Should these favorable recovery patterns continue, the positive impact to earnings could be as much as $3 million in the fourth quarter of this year and as much as $9 million in the first three quarters of 2005.

We believe our claims experience for the twelve months ended September 30, 2004, to be more favorable than we anticipate on an on-going annual basis. In the Employee Benefits segment the benefit ratio can fluctuate widely from quarter to quarter.

On a quarterly basis we evaluate the discount rate used to establish new reserves for the quarter based on our average interest rate on new investments and our overall portfolio margin. In the third quarter of 2004, we decreased the interest rate used to discount new long term disability reserves to 5.0% from 5.2%. Based on our current size, a 0.25% change in the discount rate will result in a quarterly change of approximately $2 million in benefits to policyholders.

Individual Insurance

The Individual Insurance segment reported income before income taxes of $6.5 million for the third quarter of 2004, compared to $11.5 million for the third quarter of 2003. The decrease in income before income taxes was primarily due to less favorable claims experience as reflected by the higher benefit ratio compared to the third quarter of 2003.

The benefit ratio for this segment (which is the ratio of benefits to policyholders to total premiums) was 99.1% for the third quarter of 2004, compared to 83.9% for the third quarter of 2003. The benefit ratio can fluctuate widely from quarter to quarter.

Retirement Plans

The Retirement Plans segment reported income before income taxes of $2.1 million for the third quarter of 2004, compared to $1.7 million for the third quarter of 2003. Fees associated with assets under management were higher in the third quarter of 2004 compared to the same period in 2003, as assets under management reached a record $3 billion at September 30, 2004. The increase in assets under management was due to continued deposit growth, good customer retention and strong sales, offset in part by declines in market values of equity investments in the separate account.

Other

StanCorp’s other businesses reported income before income taxes of $1.3 million for the third quarter of 2004, compared to $4.0 million for the third quarter of 2003. Income before income taxes for the third quarter of 2004 included net capital gains of $1.9 million compared to $5.4 million for the third quarter of 2003. Net capital gains for the third quarters of 2004 and 2003 resulted primarily from the sale of bonds.

Other businesses include StanCorp Mortgage Investors, LLC (“SMI”). SMI originated $324.0 million of commercial mortgage loans in the third quarter of 2004, compared to $283.5 million for the same period a year ago.

Investments

At September 30, 2004, 61% of the investment portfolio consisted of fixed maturity securities and approximately 38% was held in commercial mortgage loans, with the remainder being real estate. The Company is investing more cash flows into commercial mortgage loans to increase the portfolio allocation to approximately 40% commercial mortgage loans by the end of 2005.

At September 30, 2004, the overall rating of the fixed maturity securities portfolio was A (Standard & Poor’s).

Mortgage loan prepayment fees were $3.9 million in the third quarter of 2004 compared to $6.2 million for the third quarter of 2003. Year-to-date mortgage loan prepayment fees totaled $11.7 million for the first nine months of 2004 compared to $12.3 million for the first nine months of 2003.

Shares Outstanding

Diluted weighted average shares outstanding for the third quarters of 2004 and 2003 were 28.6 million and 29.3 million, respectively. During the third quarter of 2004, StanCorp repurchased 12,300 shares at a total cost of $0.8 million. For the first nine months of 2004, StanCorp repurchased 1.1 million shares at a total cost of $67.4 million. At September 30, 2004, the Company had 424,600 shares remaining under its current repurchase authorization, which expires on December 31, 2005.

Financial Objectives

The Company’s long-term financial objectives, which include non-GAAP financial measures as discussed below, are to:

•	Grow premiums by 10% to 12% per year. The Company believes its full year 2004 premium growth will be approximately 4%. Premium growth for 2005 is currently expected to be in the range of 6% to 8%.

•	Grow net income per diluted share 12% to 15% per year, excluding after-tax net capital gains and losses. Growth in net income per diluted share, excluding after-tax net capital gains and losses, exceeded the Company’s expectations for the first nine months of 2004, at 35.4%, in part from non-recurring reductions in income taxes and favorable claims experience not expected to continue at 2004 levels. Therefore, while the Company’s long term expectation for growth in net income per diluted share, excluding after-tax net capital gains and losses, remains at 12% to 15%, the Company may have difficulty achieving this objective in 2005.

•	Achieve a return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity, of 14% to 15% by the end of 2005. Return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity, for the first nine months of 2004 was 15.9%.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and accumulated other comprehensive income are non-GAAP (Generally Accepted Accounting Principles)

measures. To provide investors a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both gives investors a broader understanding of return on equity. Measuring return on average equity without accumulated other comprehensive income excludes the effect of market value fluctuations of the Company’s fixed maturity securities primarily associated with changes in interest rates. Management believes that measuring return on average equity without accumulated other comprehensive income is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in accumulated other comprehensive income are ultimately realizable. Furthermore, for the purpose of calculating this ratio, management believes exclusion of other comprehensive income provides investors a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its wholly owned subsidiaries — Standard Insurance Company and The Standard Life Insurance Company of New York — is a leading provider of employee benefits products and services. StanCorp’s subsidiaries serve customers nationwide with group and individual disability insurance and retirement products, and group life and dental insurance with almost 30,000 group insurance policies in force covering over 6.5 million employees as of September 30, 2004. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call to review StanCorp’s third quarter 2004 results today, October 21, 2004, at noon Eastern time (9:00 a.m. Pacific time). To listen to the live webcast of this conference call, logon to www.stancorpfinancial.com/investors. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through December 10, 2004.

A telephone replay of the conference call will also be available approximately three hours after the conference call by dialing (888) 203-1112 or (719) 457-0820 and entering access code # 924685. The replay will be available through October 31, 2004.

Disclosure

Information in this earnings release includes certain statements that are not based on historical facts. These statements are forward-looking and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved.

These statements include, without limitation, statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions and financial performance, and are identified by words such as “believes,” “expects,” “intends,” “may,” “will,” “if,” “should,” “anticipates,” or the negative of those words or other comparable terminology.

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements: (i) achievement of financial objectives, including growth of premiums and annuity deposits, earnings, assets under management including performance of equities in the separate account, return on equity, or expense management objectives; (ii) benefit ratio, including changes in morbidity, mortality and recoveries; (iii) persistency; (iv) adequacy of reserves established for future policy benefits; (v) changes in interest rates, commercial mortgage loan prepayment fees, or the condition of the economy; (vi) the impact of rising medical costs on employer budgets for employee benefits; (vii) integration and performance of business assumed through reinsurance; (viii) concentration of commercial mortgage loan assets collateralized in California; (ix) environmental liability exposure resulting from commercial mortgage loan and real estate investments; (x) competition from other insurers and financial services companies; (xi) declines in financial strength ratings; (xii) changes in the regulatory environment at the state or federal level; (xiii) adverse findings in litigation or other legal proceedings; (xiv) developments of industry investigations regarding insurance broker compensation; (xv) receipt of dividends from, or contributions to, our subsidiaries; (xvi) adequacy of the diversification of risk by industry, geography and customer size; (xvii) adequacy of matching between assets and liabilities; (xviii) ability to attract and retain employee sales representatives and managers; (xix) concentration of risk inherent in group life products; (xx) availability and adequacy of reinsurance and catastrophe reinsurance coverage and potential charges incurred; and (xxi) events of terrorism, natural disasters, or other catastrophic events.

Given these uncertainties or circumstances, you should not place undue reliance on these forward-looking statements. Except to the extent required by the federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(503) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Kira Higgs

(503) 321-6418

E-mail: khiggs@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(Dollars in millions - except share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
	Unaudited		Unaudited
Revenues:
Premiums:
Employee Benefits	$393.4	$378.4	$1,152.5	$1,129.6
Individual Insurance	22.8	21.1	67.4	66.4
Retirement Plans	7.3	5.8	19.8	16.6

Total premiums	423.5	405.3	1,239.7	1,212.6

Net investment income:
Employee Benefits	64.0	66.0	189.2	189.7
Individual Insurance	28.9	27.8	84.3	82.3
Retirement Plans	14.5	14.2	43.6	42.4
Other	6.8	6.1	21.4	16.3

Total net investment income	114.2	114.1	338.5	330.7
Net capital gains	1.9	5.4	8.0	8.0
Other	1.8	1.7	5.2	4.8

Total revenues	541.4	526.5	1,591.4	1,556.1

Benefits and expenses:
Benefits to policyholders	324.3	330.0	956.5	987.2
Interest credited	18.9	18.5	56.6	56.3
Operating expenses	75.0	69.6	220.2	208.3
Commissions and bonuses	37.9	35.6	113.3	107.6
Premium taxes	7.4	6.4	21.9	18.1
Interest expense	4.6	4.4	13.3	13.2
Net increase in deferred acquisition costs and value of business acquired	(2.8)	(3.3)	(9.0)	(6.7)

Total benefits and expenses	465.3	461.2	1,372.8	1,384.0

Income before income taxes:
Employee Benefits	66.2	48.1	179.2	135.0
Individual Insurance	6.5	11.5	26.3	31.5
Retirement Plans	2.1	1.7	6.3	3.3
Other	1.3	4.0	6.8	2.3

Total income before income taxes	76.1	65.3	218.6	172.1

Income taxes	24.1	22.9	70.5	60.3

Net income	52.0	42.4	148.1	111.8

Other comprehensive income (loss) net of tax:
Unrealized capital gains (losses) on securities available for-sale, net	63.6	(53.6)	(12.4)	46.3
Reclassification adjustment for net capital (gains) losses included in net income, net	4.7	(0.7)	(0.6)	(0.6)

Total	68.3	(54.3)	(13.0)	45.7

Comprehensive income (loss)	$120.3	$(11.9)	$135.1	$157.5

Net income per common share:
Basic	$1.84	$1.46	$5.16	$3.86
Diluted	1.82	1.45	5.11	3.82

Weighted-average common shares outstanding:
Basic	28,323,411	29,003,615	28,685,637	28,958,786
Diluted	28,620,705	29,314,274	29,004,007	29,261,704

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	September 30, 2004	December 31, 2003
	Unaudited
Assets:
Investments:
Fixed maturity securities	$4,463.1	$4,524.8
Commercial mortgage loans, net	2,766.6	2,319.8
Real estate, net	78.9	77.2
Policy loans	4.5	4.6

Total investments	7,313.1	6,926.4
Cash and cash equivalents	66.1	34.5
Premiums and other receivables	81.0	73.3
Accrued investment income	86.5	82.8
Amounts recoverable from reinsurers	889.6	871.9
Deferred acquisition costs and value of business acquired, net	209.8	200.7
Property and equipment, net	74.9	71.3
Other assets	41.1	35.1
Separate account assets	2,010.1	1,685.7

Total assets	$10,772.2	$9,981.7

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$4,424.4	$4,294.9
Other policyholder funds	2,333.9	2,100.3
Deferred tax liabilities	125.0	153.7
Short-term debt	0.3	2.7
Long-term debt	273.2	272.0
Other liabilities	215.6	162.9
Separate account liabilities	2,010.1	1,685.7

Total liabilities	9,382.5	8,672.2

Contingencies and commitments
Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 28,442,409 and 29,300,723 shares issued at September 30, 2004 and December 31, 2003, respectively	618.5	673.4
Accumulated other comprehensive income	147.3	160.3
Retained earnings	623.9	475.8

Total shareholders’ equity	1,389.7	1,309.5

Total liabilities and shareholders’ equity	$10,772.2	$9,981.7

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions - except share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
	Unaudited		Unaudited
Reconciliation of non-GAAP financial measures:
Total premiums	$423.5	$405.3	$1,239.7	$1,212.6
Experience rated refunds*	(0.4)	(1.8)	(9.9)	(14.6)

Total premiums adjusted to exclude experience rated refunds	$423.9	$407.1	$1,249.6	$1,227.2

Net income	$52.0	$42.4	$148.1	$111.8
After-tax net capital gains	1.2	3.4	5.1	5.1

Net income excluding after-tax net capital gains	$50.8	$39.0	$143.0	$106.7

Net capital gains	$1.9	$5.4	$8.0	$8.0
Taxes on net capital gains	0.7	2.0	2.9	2.9

After-tax net capital gains	$1.2	$3.4	$5.1	$5.1

Diluted earnings per common share:
Net income	$1.82	$1.45	$5.11	$3.82
After-tax net capital gains	0.04	0.12	0.18	0.18

Net income excluding after-tax net capital gains	$1.78	$1.33	$4.93	$3.64

Shareholders’ equity			$1,389.7	$1,310.2
Accumulated other comprehensive income			147.3	193.1

Shareholders’ equity excluding accumulated other comprehensive income			$1,242.4	$1,117.1

Net income return on average equity			14.6%	12.1%
Net income return on average equity (excluding accumulated other comprehensive income)			16.5	14.0
Net income return on average equity (excluding after-tax net capital gains and accumulated other comprehensive income)			15.9	13.4

Benefit ratio:
% of total revenues:
Employee Benefits (including interest credited)	65.5%	69.9%	66.5%	70.2%
Individual Insurance	43.6	36.1	38.8	37.2
% of total premiums:
Employee Benefits (including interest credited)	76.4%	82.3%	77.7%	82.3%
Individual Insurance	99.1	83.9	87.5	83.4
Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes	$71.5	$65.8	$198.2	$164.0
Net gain from operations after federal income taxes and before realized capital gains/losses	47.5	40.2	137.7	95.2

			September 30, 2004	December 31, 2003
			Unaudited
Capital and surplus			$960.1	$876.1
Asset valuation reserve			68.5	54.3
*	Adjustments on certain large group insurance contracts that are based on claims experience in the Employee Benefits segment.